Exhibit 10.5

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration set forth on Schedule A hereto, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Marsh & McLennan Companies, Inc. and its subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release or that arise under or are preserved by Section 3.9, Article 5 and Section 6.8 of the Employment Agreement, effective as of September 25, 2006, by and between Company and the Executive (the “Employment Agreement”) and shall not waive post-termination health-continuation insurance benefits required by state or Federal law or the Executive’s rights to be indemnified and/or advanced expenses pursuant to applicable law or the Company or any affiliate’s bylaws or to be covered under any applicable directors’ and officers’ liability insurance policies or the Executive’s rights to enforce the payments and entitlements set forth in Schedule A attached hereto.

2. Executive intends this General Release to be binding on his successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1,

above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to his employment with or his termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3. Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with Company.

4. Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

5. In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)	Executive understands the terms of this General Release;

(c)	The consideration offered by Company under Article 5 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;

(e)	Company is giving Executive a period of at least twenty-one (21) days within which to consider this General Release;

(f)	Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

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(g)	This General Release and all payments and benefits otherwise payable under Article 5 of the Employment Agreement (other than the Accrued Obligations) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

6. This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2, above, does not apply to claims under the ADEA that challenge the validity of this General Release.

7. To revoke this General Release, Executive must send a written statement of revocation to:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

Attn: Peter Beshar, General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

8. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	12/11/08	/s/ Matthew B. Bartley
Matthew B. Bartley

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SCHEDULE A

This Agreement has been entered into by and between Marsh & McLennan Companies, Inc. (together with its successors and assigns, the “Company”) and Matthew B. Bartley (“you”) with respect to your termination of employment effective as of October 15, 2008 (“your date of termination”).

The Company agrees to pay and/or provide you the following:

1. Cash severance: $4,020,000, representing 200% of the sum of your base salary and average bonus during the period you served as the Chief Financial Officer of the Company as determined in accordance with Section 5.5(d) of the employment agreement between the Company and you dated as of September 25, 2006 (the “Employment Agreement”), paid within thirty (30) days following the “effective date” of the General Release (“Irrevocability Date”), but in no event later than the time necessary for payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A.

2. 2008 Annual bonus: $1,387,500, paid within thirty (30) days following the Irrevocability Date, but in no event later than the time necessary for payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A.

3. Equity-based awards:

(a)	Options. All unvested stock options you hold as of your date of termination that were granted to you pursuant to Sections 3.2, 3.3 and 3.4 of the Employment Agreement shall immediately fully vest as of your date of termination and all other outstanding stock options will vest in accordance with their Terms and Conditions, as described in Exhibit 1. All of the outstanding stock options granted prior to 2007 will be cancelled as of your date of termination. All of the vested and outstanding stock options granted after 2006 will remain exercisable for 90 days following your date of termination and will be cancelled at the end of such 90-day period.

(b)	Stock units. All unvested restricted stock units and performance restricted stock units you hold as of your date of termination shall immediately fully vest as of your date of termination and will otherwise be treated in accordance with their Terms and Conditions, as described in Exhibit 2.

4. Health care coverage: You are eligible to elect continuation of group medical and dental coverage as provided under COBRA. Alternatively, you may receive the welfare benefit described below (the “Welfare Benefit”) in lieu of such COBRA continuation coverage. The Welfare Benefit will provide continuation of group welfare coverage for you and your eligible dependents comparable to the coverage provided to similarly-situated active participants (and their dependents) for 12 months following your termination of employment, followed immediately by coverage for a period, and on a basis, that is substantially similar to the COBRA continuation coverage that would apply if your termination of employment occurred at the conclusion of such 12-month period. The premium contribution for the first 12 months shall be the same as the premium contribution for similarly-situated active participants, except that your premium contribution shall be made on an after-tax basis and the Company will impute taxable income equal to the difference between the premiums paid by you and the full premium cost for similarly situated COBRA participants. Thereafter, the premium contribution shall be the same as for similarly-situated COBRA participants. Provision of the Welfare Benefit is subject to you satisfying and continuing to satisfy all requirements necessary to maintain such coverage, including without limitation, paying your share of all required premiums on a timely basis. The Company will not provide you with any additional compensation should you choose not to elect the Welfare Benefit.

5. Administrative Support. You will be provided with administrative support through December 31, 2008.

6. Outplacement. You will be provided with a six (6) month executive outplacement counseling program at a level and by an outplacement firm to be selected by the Company. You must commence such counseling within sixty (60) days.

7. Executive Financial Services Program. You will be permitted to participate in the Executive Financial Services Program through December 31, 2009.

8. Reimbursement of Business Expenses. The Company agrees to promptly reimburse you for any reasonable business-related expenses incurred by you in connection with the performance of your duties under the Employment Agreement through and including your date of termination, subject, however, to the Company’s written policies relating to business-related expenses as in effect on your date of termination.

9. Other Plans/Programs. As set forth in Section 5.5(a)(iv) of the Employment Agreement, you shall also be entitled to any payment, benefit or entitlement due to you pursuant to, and subject to the terms of, any applicable plan, program, policy, arrangement of, or other agreement with, the Company or any of its affiliates.

10. Section 409A. To the extent any reimbursement, payment or entitlement under Sections 5, 6, 7 or 8 of this Schedule A constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. The Company currently intends that your W-2 with respect to the payments in Sections 1 and 2 of this Schedule A will not be filled out in a manner inconsistent with such sections.

11. Miscellaneous. Article 6 of the Employment Agreement is incorporated in full into this Schedule A provided that any reference to “this Agreement” shall mean this Schedule A and any reference to “the Executive” shall mean you. For the avoidance of doubt, the provisions of Article 4 of the Employment Agreement shall continue to apply.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Schedule A on this 11th day of December 2008. The Company represents that all corporate action necessary to permit it to perform its obligations under this Schedule A have been taken and the officer signing this Schedule A is duly authorized to do so.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Brian Duperreault

Name:	Brian Duperreault
Title:	President & Chief Executive Officer

/s/ Matthew B. Bartley
MATTHEW B. BARTLEY

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EXHIBIT 1

[OPTION SPREADSHEET]

Summary of Stock Options

Matthew Bartley

as of October 15, 2008

					Options Outstanding (Before Termination)		Effect of Termination
Grant Type	Grant Date	Scheduled Vesting Date	Grant Price	Performance Contingency Price	Vested (#)	Unvested (#)	Without Cause Termination Assumed 10/15/2008	# of Options Vested and Exercisable on Termination Date

Non-Qualified Stock Option	02/26/08	25% Per Year	$26.070000	$29.980500	0	99,432	All Options Vest, Exercisable Only when Performance Contingency is Satisfied	0

Non-Qualified Stock Option	02/12/07	25% Per Year	$29.600000	$34.040000	7,813	23,437	All Options Vest, Exercisable Only when Performance Contingency is Satisfied	0

Non-Qualified Stock Option	03/15/06	25% Per Year	$30.215000	$34.747250	2,500	2,500	No Accelerated Vesting, Vested Shares Exercisable Only When Performance Contingency is Satisfied	0

Non-Qualified Stock Option	07/01/05	07/01/07	$27.860000	Not Applicable	5,000	0	Already Vested and Exercisable	5,000

Non-Qualified Stock Option	07/01/05	03/17/08	$27.860000	Not Applicable	4,524	0	Already Vested and Exercisable	4,524

Non-Qualified Stock Option	07/01/05	07/01/07	$27.860000	Not Applicable	3,704	0	Already Vested and Exercisable	3,704

Non-Qualified Stock Option	07/01/05	07/01/07	$27.860000	Not Applicable	5,715	0	Already Vested and Exercisable	5,715

Non-Qualified Stock Option	07/01/05	07/01/07	$27.860000	Not Applicable	2,778	0	Already Vested and Exercisable	2,778

Non-Qualified Stock Option	03/16/05	25% Per Year	$30.505000	$35.080750	10,500	3,500	No Accelerated Vesting, Vested Shares Exercisable Only When Performance Contingency is Satisfied	0

		GRAND TOTAL			42.534	128,869		21,721

EXHIBIT 2

[UNIT SPREADSHEET]

Summary of Restricted Stock Units & Performance Restricted Units

Matthew Bartley

as of October 15, 2008

			Units Outstanding (as of 10/15/2008)	Units Distributed After Termination
Grant Type	Grant Date	Scheduled Vesting Date	Units (#)	Treatment Upon Termination Without Cause Assumed 10/15/2008
Performance Restricted Units	02/12/07	02/12/10	16,892	Vest All Units and Distribute Based on Performance at End of Performance Cycle
	03/15/06	03/15/09	1,050	Vest All Units and Distribute Based on Performance at End of Performance Cycle
	Total Performance Restricted Units:		17,942
Restricted Stock Units	02/26/08	02/26/11	25,173	Vest & Distribute All Units
	02/12/07	02/12/10	2,816	Vest & Distribute All Units
	02/12/07	02/12/09	2 ,815	Vest & Distribute All Units
	10/12/06	09/25/09	23,663	Vest & Distribute All Units
	03/15/06	03/15/09	1,050	Vest & Distribute All Units
	Total Restricted Stock Units:		55,517

	GRAND TOTAL		73,459